Exhibit 99.1
NEWS RELEASE
Contact: Dollar Financial Corp
Financial Dynamics
Julie Prozeller/Grace Su
(212) 850-5600
FOR IMMEDIATE RELEASE
DOLLAR FINANCIAL CORP ANNOUNCES RECORD SECOND QUARTER RESULTS

SECOND QUARTER ADJUSTED EBITDA OF $43.1MILLION STRONGEST IN COMPANY HISTORY; THE COMPANY RAISES FISCAL 2010 ADJUSTED EBITDA GUIDANCE TO BETWEEN $173.0 AND $183.0 MILLION
BERWYN, Pennsylvania, January 28, 2010 — Dollar Financial Corp (NASDAQ:DLLR — News), a leading international diversified financial services company primarily serving unbanked and under-banked consumers for nearly 30 years, today announced its results for the fiscal second quarter ended December 31, 2009.
Fiscal 2010 Second Quarter Highlights
•	Consolidated total revenue grew to a record $152.7 million for the fiscal second quarter, an increase of $20.6 million or 15.6% compared to the prior year period, even with the impact of higher unemployment and the Company’s more conservative approach to consumer lending and cashing riskier third-party checks in the midst of the weakened global economy.

•	On a sequential quarter basis, consolidated total revenue for the three months ended December 31, 2009 increased by $10.9 million or 7.7% compared to the three months ended September 30, 2009.

•	The consolidated loan loss provision, expressed as a percentage of gross consumer lending revenue, improved to 14.8% for the fiscal second quarter compared to 21.3% for the three months ended December 31, 2008. The significant improvement reflects the Company’s continued conservative approach to extending consumer credit in the midst of the weakened economy, as well as the continuing implementation of proprietary credit scoring models for the Company’s global loan products.

•	Consolidated operating margin increased by $16.3 million or 36.9% compared to the second quarter of the prior fiscal year driven by the Company’s strong revenue growth, contribution from acquisitions, and improvements to consumer lending and check cashing credit decisioning processes in the midst of the long recession.

•	Total consolidated adjusted EBITDA was a record $43.1 million for the three months ended December 31, 2009, representing an increase of $6.2 million or 16.9% compared to the three months ended December 31, 2008.

•	Pro forma income before income taxes was $26.0 million for the quarter compared to $22.7 million for the three months ended December 31, 2008, and excludes non-recurring charges, the adoption of ASC 470-20 (formerly FSP APB-14-1 Accounting for Convertible Debt Instruments), and the non-cash amortization associated with the mark-to-market valuation of the Company’s cross-currency interest rate swap agreements, while pro forma net income, considering a pro forma effective income tax rate of 43.0%, was $14.8 million for the quarter compared to $12.9 million for the second quarter of the prior fiscal year.

•	Including $10.2 million of net one-time charges primarily related to the Company’s debt refinancing activities during the quarter, income before income taxes on a GAAP basis was $12.9 million for the quarter, compared to $19.9 million for the three months ended December 31, 2008. Net income, which was also impacted by the one-time charges and the related tax effects thereof, was $7.1 million for the fiscal second quarter compared to $9.5 million for the second quarter of the prior fiscal year.

•	Pro forma fully-diluted earnings per share, considering a pro forma effective income tax rate of 43.0%, was $0.60 for the quarter compared to $0.54 for the second quarter of the prior fiscal year, and excludes one-time charges, the impact of adopting ASC 470-20, and also the non-cash amortization associated with the mark-to-market valuation of the cross-currency interest rate swap agreements.

•	Fully-diluted earnings per share on a GAAP basis, including the effects of the $10.2 million of net one-time charges for the current quarter, was $0.29 for the three months ended December 31, 2009 compared to $0.40 for the prior year’s second quarter.
Discussion on Presentation of Information
The U.S. Dollar weakened during the quarter ended December 31, 2009, as compared to the prior year’s second quarter, with the average value of the Canadian Dollar increasing approximately 15% compared to the U.S. Dollar, while the British Pound Sterling increased in value by about 4% to the U.S. currency. This naturally affects year-over-year comparisons for the Company’s results and as such the Company will also provide country comparisons on a local currency basis. Furthermore, in an effort to better explain the Company’s performance for the quarter considering more recent economic trends, the Company is also providing comparisons of its results for the December quarter on a sequential quarter basis, as compared to the September 30, 2009 quarter. The currency exchange rate between the U.S. dollar and the U.K. Pound Sterling was relatively stable between the three months ended December 31, 2009 and the quarter ending September 30, 2009, while the Canadian currency strengthened on average by approximately 4% over that same time frame.
Fiscal 2010 Second Quarter Overview
Commenting on the second quarter results, Jeff Weiss, the Company’s Chairman and Chief Executive Officer, stated, “This has been a landmark quarter in which we have strongly positioned our Company to continue to execute our multi-country, multi-product and multi-channel business model for many years to come. Despite the significantly weakened economy, all of our global business units continued to deliver strong earnings growth and cash flow during the quarter. We continue to see early signs of economic recovery across all of our global markets. Customers we haven’t seen for a while are starting to return to our stores to take advantage of the many products and services we provide. We are also pleased with the progress of the regulatory environment in Canada. To date, provinces which comprise more than 90% of the Company’s Canadian company-operated store base have all announced maximum lending rates that are above our existing price structure, but generally below the pricing of many competitors. As a result, we recently resumed our television advertising campaigns in Canada and are beginning to witness an increase in the number of new customers conducting transactions in our Canadian stores. In addition, reflecting a strong focus on enhancing the operating efficiency of our global store base, as well as improvements to our consumer lending and check cashing credit decisioning processes in the midst of the long recession, consolidated operating margin improved to 39.7% of total revenue for the quarter compared to 33.5% for the three months ended December 31, 2008. The amount of profit we derive from each incremental dollar of revenue has never been stronger in the history of the Company.
In addition to further diversifying our business to new customer segments, the recent acquisitions we made provide additional sources of revenue growth with little or no credit risk. During the second quarter, approximately 45% of our total consolidated revenue was comprised of products or services which generally carry little or no credit risk, such as check cashing, money transfer, gold purchase and pawn lending, and revenue from the recent acquisitions of MCE and DFS. As we continue to diversify our global business footprint, we expect the profit contribution from fee based services will increase.”
Jeff Weiss continued, “The completion of our $600.0 million senior unsecured note offering, through our Canadian subsidiary, National Money Mart, marks the culmination of our initiative to enhance our liquidity, and extend the maturity and realign the Company’s debt structure to better support our long-term growth strategies. These transactions effectively extend the majority of the Company’s long-term debt maturities to December 2016 or about seven years from now, and provide enhanced flexibility for the Company to pursue acquisitions and make capital investments in the global expansion of our business.”
Mr. Weiss concluded, “Since the formation of the Company 20 years ago, our annual revenue and adjusted EBITDA have grown at a compound annual rate of about 20.0% and 25.0% per year, respectively. This is indeed a very exciting time for our Company with strong performance in all of our businesses, a deep pipeline of acquisition and investment opportunities, and the capital structure, liquidity, and available cash to continue to expand our multi-country, multi-product and multi-channel business strategy well into the future.”
Second Quarter Business Update
In Canada, where the Company’s largest and most profitable business unit resides, the transition to provincial regulation is in its final stages. To date, the provinces of Ontario, Nova Scotia, British Colombia, Alberta, and Saskatchewan, which comprise more than 90% of the Company’s Canadian company-operated store base, have all announced maximum lending rates that are above the Company’s existing price structures, but generally below the pricing of many competitors. The Company continues to leverage its position as the lowest cost provider in the industry as well as its multi-product store platform, by offering products and services at prices below many of its competitors in an effort to enhance its share of the Canadian market. As a result, consumer lending revenue in Canada increased by 10.9% in the second quarter compared to the prior year period. Check cashing fees, which were impacted by significantly higher unemployment and a reduction in the number of hours in the average work week compared to this point in time last year, decreased by 8.6% for the quarter. However, as the Company continues to see signs of moderate employment recovery amongst its customer base over the last several months, on a sequential quarter basis total check cashing revenue in Canada grew slightly compared to the three months ended September 30, 2009. The recently launched gold purchase product in Canada added C$2.1 million of additional revenue in the second quarter, while also serving to bring new customers into the stores. Furthermore, the Company is piloting an internet lending product in certain Canadian provinces, which it will seek to expand as it gains experience with the credit performance of these loans.
In the U.K., total revenue for the quarter on a year-over-year basis increased by £8.1million or 38.6%. Check cashing fees decreased by £0.9 million for the quarter, and like Canada was unfavorably impacted by smaller and fewer payroll checks being cashed compared to the prior year period. Reflecting more recent trends, on a sequential quarter basis, check cashing fees in the U.K. were essentially flat as compared to the three months ended September 30, 2009. Consumer lending revenue grew by 49.4% for the quarter compared to the second quarter of the prior fiscal year, reflecting strong performance from the internet lending business acquired this past April and the continued robust performance of the brick and mortar store based business. The loan loss rates for the internet lending product continue to be in line with our expectations, and the Company anticipates a significant opportunity to continue to grow the internet lending product in the U.K., which has limited competition in what the Company believes is a significantly underserved market. The U.K. pawn lending business and the recently introduced gold purchase product continued to expand and combined to contribute £4.8 million of revenue for the quarter, more than doubling the £2.2 million for the second quarter of the prior fiscal year. The Company continued its store expansion program in the U.K., opening 11 de novo stores and acquiring 3 stores from competitors during the quarter.
In the U.S., the Company closed a number of older and underperforming financial services stores during the fiscal year ended June 30, 2009 and significantly reduced the related field management and store support functions. These store closures were part of the Company’s previously announced plan to divest underperforming stores and focus the now significantly reduced domestic store footprint in states with more favorable and stable regulatory environments. This strategy considerably reduces the relevance of any potential changes to U.S. lending regulations on the Company’s operations and consolidated financial results. As a result of the successful implementation of the store consolidation plan, operating margin for the U.S. financial services business increased by $1.5 million compared to the second quarter of the prior fiscal year, despite $7.3 million of lower revenue. On a sequential quarter basis, total financial services revenue in the U.S. increased by $0.5 million to $33.2 million compared to the three months ended September 30, 2009.
On October 21, 2009, the Company announced the acquisition of Merchant Cash Express or “MCE”, a merchant cash advance business operating in the United Kingdom. MCE primarily provides access to working capital for small retail businesses by providing cash advances against a percentage of future credit card sales. As part of the business model, the merchant’s credit card processor, typically a third party bank, directs a predetermined percentage of the merchant’s future daily credit card receipts to MCE until the advance is repaid in full. MCE was “first to market” in the United Kingdom in 2007 and is still the only significant participant in this emerging industry. This acquisition further expands the Company’s diversified international business model into the small business financial services market. The Company believes this is a significantly under-served market with a potential opportunity encompassing approximately 400,000 small retail merchants in the United Kingdom alone.

On December 23, 2009, the Company completed the acquisition of Dealers’ Financial Services, LLC, or “DFS”. DFS provides services to military personnel who apply for auto loans to purchase new and low mileage used vehicles. The approved auto loans are funded and serviced under an exclusive agreement with a major third party national bank based in the United States, according to underwriting protocols specified by the third party bank lender and servicer. The bank funds and maintains the loan portfolio on its balance sheet, as well as bears any risk of repayment default. DFS’s revenues come from fees paid to DFS by the third party lender and by the sale of ancillary products such as service contracts and GAP insurance coverage. DFS markets its branded “MILES” program for military personnel through an established network of arrangements with franchised and independent new and used car dealerships. Dollar is operating DFS as a standalone business unit, as it foresees leveraging the existing dealership network and lending platform to other customer segments in the future, through a number of proprietary strategic growth initiatives. The current DFS operating platform is expected to contribute $20.0 to $23.0 million of incremental EBITDA to the Company during the 2010 calendar year.
The Company’s Recent Refinancing Activities
Commenting on the Company’s recent debt refinancing activities, Randy Underwood, the Company’s Executive Vice President and Chief Financial Officer, stated, “The Company recently executed a planned series of refinancing transactions that effectively extended the majority of its debt maturities to December 2016, while also providing the Company with increased liquidity and enhanced operating and financial flexibility to continue to expand its global footprint into new countries, sales platforms, and products and services. The Company’s previous debt agreement, which was developed a number of years ago when the Company was more geographically concentrated with a solely retail store based platform, was no longer suitable as the Company became more widely diversified and an expanding global enterprise.”
The Company’s recent debt refinancing activities included the following:
•	On December 8, 2009, the Company announced exchange agreements with several holders of the Company’s $200.0 million tranche of 2.875% Senior Convertible Notes due 2027. Pursuant to the exchange agreements, $120.0 million in aggregate principal amount of the existing notes were exchanged for an equal principal amount of new 3.0% Senior Convertible Notes of the Company due 2028. The new notes have substantially the same terms as the exchanged notes, other than the maturity of the new notes is April 1, 2028, the conversion price of the new notes is $28.956 per share, and the first date at which the holders of the new notes will have the right to require the Company to repurchase the securities at par value was extended twenty-seven months to April 1, 2015.

•	On December 23, 2009, the Company amended and restated the terms of the Company’s historical senior secured credit facilities. The amendments revised the covenants and terms and conditions under the senior secured credit facilities to give the Company greater operating and financial flexibility. The amendments also extended the maturity of nearly all of the Company’s revolving credit facilities in the U.S. and Canada and its term loans in Canada and the United Kingdom to December 2014, subject to the aggregate principal amount of the Company’s 2.875% senior convertible notes, which presently have an outstanding balance of $80.0 million, being reduced to an outstanding amount less than or equal to $50.0 million prior to October 30, 2012. If this condition is not met, the maturity of the extended revolving credit and term loans will be October 30, 2012.

•	On December 23, 2009, the Company announced the completion of its $600.0 million offering of senior unsecured notes by the Company’s indirect wholly owned Canadian subsidiary, National Money Mart Company. The notes pay interest semi-annually at a fixed rate of 10.375% per annum and do not have any scheduled principal repayment obligations until the notes mature on December 15, 2016. There is a stipulation that the aggregate principal amount of the Company’s 2.875% senior convertible notes, which presently have an outstanding balance of $80.0 million, must be reduced to an amount less than or equal to $50.0 million prior to October 30, 2012. If this condition is not met, the maturity of the senior unsecured notes will be November 2012.

•	As previously stated, the Company used a portion of the net proceeds of the senior unsecured note offering to simultaneously prepay $350.0 million of the approximately $369.6 million outstanding under the term loan portion of its amended and restated senior secured credit facility, thereby reducing the outstanding balance to approximately $19.6 million. In addition, the Company also used a portion of the net proceeds of the offering to concurrently complete the previously announced acquisition of Dealers’ Financial Services, LLC. After transaction costs, the Company retained about $112.0 million of cash from the transactions for general corporate purposes. Following the completion of these transactions, the Company now has approximately $200.0 million of excess investible cash which can be deployed for future acquisitions, and to support the continued expansion of its operating platforms and the growth of its global diversified business strategies.
Fiscal 2010 Second Quarter Results Reflect Non-Cash Charges
Effective July 1, 2009, the Company adopted ASC 470-20 (formerly FSP APB-14-1 Accounting for Convertible Debt Instruments), which resulted in $2.4 million of additional non-cash interest expense being recorded in the fiscal second quarter associated with the Company’s $200.0 million U.S. convertible notes. Since the Company does not currently receive a tax benefit from additional charges in the U.S., as a result of its historical net operating loss position, the unfavorable earnings per share impact from the adoption of ASC 470-20 was $0.10 per fully-diluted share for the quarter on a GAAP basis. The Company’s prior year financial statements have also been similarly restated to reflect the adoption of ASC 470-20.
Including $10.2 million of net one-time charges related to the Company’s refinancing activities, mark-to-market gains on the Company’s term loans and intercompany debt, and other non-recurring charges incurred during the quarter, income before income taxes, on a GAAP basis, for the three months ended December 31, 2009, was $12.9 million compared to $19.9 million for the second quarter of the previous fiscal year. Accordingly, the effects of these net non-recurring charges reduced net income for the three months ended December 31, 2009 to $7.1 million compared to $9.5 million for the prior year’s fiscal second quarter.
Excluding non-recurring charges, the non-cash impact of adopting ASC 470-20, and also the non-cash amortization associated with the mark-to-market valuation of the cross-currency interest rate swap agreements, pro forma income before income taxes increased by 14.8% to $26.0 million for the quarter, compared to $22.7 million for the three months ended December 31, 2008. Likewise, pro forma net income, considering a pro forma effective income tax rate of 43.0%, was $14.8 million for the second quarter representing an increase of 14.8% compared to the three months ended December 31, 2008, while pro forma fully-diluted earnings per share was $0.60 for the quarter compared to $0.54 for the second quarter of the prior fiscal year.
Fiscal 2010 Outlook
As a result of the anticipated earnings contribution from the recently acquired Dealers’ Financial Services business in the U.S. and the merchant cash advance business in the U.K., combined with the expected continued strong operating performance of its core business units in the U.S., Canada, U.K., and now Poland, the Company is increasing its Adjusted EBITDA guidance for fiscal 2010 to between $173.0 million and $183.0 million.
The Company recorded $10.2 million of net one-time charges primarily related to the refinancing transactions during the fiscal quarter ended December 31, 2009, which will decrease the Company’s reported fully-diluted earnings per share for the fiscal year ended June 30, 2010 on a GAAP basis. Furthermore, the prepayment of the majority of the Company’s Canadian term loans is expected to result in approximately $6.7 million of annual non-cash amortization associated with the mark-to-market adjustment of the Company’s cross-currency interest rate swap agreements at the time the debt was terminated in December, which will likely continue until the swap instruments expire in October 2012.
Therefore, as a result of the stronger anticipated operating business performance and contributions from the recent acquisitions, offset by the additional interest expense to be incurred resulting from the recent refinancing transactions, the Company anticipates pro forma fully-diluted earnings per share for fiscal 2010 will be between $1.80 and $2.00. This range excludes one-time charges, the impact of adopting ASC 470-20 and the non-cash amortization associated with the mark-to-market valuation of the cross-currency interest rate swap agreements, and assumes a 43% pro forma tax rate. Looking forward, the Company expects to begin to deploy the approximately $200.0 million of excess cash the Company presently has on its balance sheet in opportunities that the Company expects will further enhance earnings per share and expand the business globally.
The reconciliation between adjusted EBITDA and income before income taxes, and the calculation of pro forma fully-diluted earnings per share is consistent with the historical reconciliation presented at the end of this news release.
Investors Conference Call
Dollar Financial Corp will be holding an investor’s conference call on Thursday, January 28, 2010 at 5:00 pm ET to discuss the Company’s results for the fiscal second quarter ended December 31, 2009 and the Company’s fiscal 2010 outlook. Investors can participate in the conference by dialing (888) 200-2794 (U.S. and Canada) or (973) 935-8766 (International); use the confirmation code “Dollar”. Hosting the call will be Jeff Weiss, Chairman and CEO and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through February 4, 2010. If you wish to listen to the replay of this conference call, please dial (706) 645-9291and enter passcode “51416196”.

The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial web site at http://www.dfg.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.
About Dollar Financial Corp
Dollar Financial Corp is a leading diversified international financial services company primarily serving unbanked and under-banked consumers. Its customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, automobile loans and services, pawn lending, Western Union money order and money transfer products, currency exchange, gold buying, reloadable VISA® and MasterCard® branded debit cards, electronic tax filing, and bill payment services.
At December 31, 2009, the Company’s global store network consisted of 1,172 stores, including 1,043 company-operated financial services stores and 129 franchised and agent locations in the United States, Canada, United Kingdom, Republic of Ireland, and Poland. The financial services store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company’s financial products and services, principally check cashing, money transfer, pawn lending and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company’s website at www.dfg.com.
Forward Looking Statement
This news release contains forward looking statements, including statements regarding the following: the Company’s recent financing activities and the use of proceeds therefrom, the Company’s future results, growth, guidance, expansion plans, the financing of potential acquisitions and operating strategy; the global economy; the effects of currency exchange rates on reported operating results; the developing regulatory environment in Canada, the U.K., Poland and the United States; the impact of future development strategy, new stores and acquisitions; the implementation and expected results of refinancing initiatives; and of the performance of new products, business platforms, and services. These forward looking statements involve risks and uncertainties, including uncertainties related to the effects of changes in the value of the U.S. dollar compared to foreign currencies, risks related to the regulatory environments, current and potential future litigation, the integration and performance of acquired stores and companies, the performance of new stores, the implementation and expected results of restructuring initiatives, the impact of debt financing transactions, the results of certain ongoing income tax appeals, the ability to comply with the requirements necessary to extend the maturity of the senior secured credit facility and the senior unsecured notes and the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, attain its published guidance metrics, or that ongoing and potential future litigation or that the various FDIC, Federal, state, Canadian or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, the Company’s annual reports and form 10-Q’s and 10-K’s. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.
Presentation of Information in this Press Release
In an effort to provide investors with additional information regarding the Company’s results, the Company has also disclosed in this press release the following information which management believes provides useful information to investors:
•	Local currency results (the reported results for each country in their respective native currencies).

•	Pro forma operating results excluding non-recurring charges and adjusted for pro forma effective income tax rates.

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2009	2009
Assets:
Cash and cash equivalents	$209,602	$345,444
Loans receivable, net:
Loans receivable	126,826	142,364
Less: Allowance for loan losses	(12,132)	(15,765)

Loans receivable, net	114,694	126,599
Loans in default, net	6,436	7,256
Prepaid expenses and other current assets	30,093	44,875
Deferred tax assets, net	27,101	28,856
Property and equipment, net	58,614	61,572
Goodwill and other intangibles	454,347	591,945
Debt issuance costs, net and other assets	20,578	37,699

Total Assets	$921,465	$1,244,246

Liabilities:
Accounts payable	$36,298	$30,748
Income taxes payable	14,834	18,433
Accrued expenses and other liabilities	95,780	115,269
Fair value of derivatives	10,223	47,207
Deferred tax liability	18,947	20,520
Long-term debt	536,305	759,425

Total Liabilities	712,387	991,602

Stockholders’ Equity:
Common stock	24	24
Additional paid-in capital	311,301	334,145
Accumulated deficit	(110,581)	(98,177)
Accumulated other comprehensive income	8,018	16,372

Total Dollar Financial Corp. Stockholders’ Equity	208,762	252,364
Non-controlling interest	316	280

Total Stockholders’ Equity	209,078	252,644

Total Liabilities and Stockholders’ Equity	$921,465	$1,244,246

DOLLAR FINANCIAL CORP
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2009	2008	2009

Revenues:
Check cashing	$41,624	$38,537	$90,156	$76,339
Fees from consumer lending	70,005	85,817	151,503	164,806
Money transfer fees	6,784	7,091	14,394	13,914
Other	13,760	21,296	29,196	39,490

Total revenues	132,173	152,741	285,249	294,549

Operating expenses:
Salaries and benefits	36,275	37,723	77,078	74,459
Provision for loan losses	14,899	12,662	30,150	24,358
Occupancy costs	10,316	10,838	21,640	21,685
Returned checks, net and cash shortages	4,227	2,630	10,362	4,894
Depreciation	3,170	4,071	6,762	7,445
Bank charges and armored carrier services	3,130	3,457	6,763	6,923
Telephone and telecommunication costs	1,798	1,963	3,877	3,801
Advertising	2,396	4,667	5,208	8,114
Other	11,688	14,120	25,325	26,364

Total operating expenses	87,899	92,131	187,165	178,043

Operating margin	44,274	60,610	98,084	116,506

Corporate and other expenses:
Corporate expenses	17,594	22,949	37,114	43,300
Interest expense, net	10,667	12,842	22,214	24,466
Other depreciation and amortization	938	1,110	1,978	2,162
Unrealized foreign exchange (gain) loss	—	(3,915)	—	3,912
Loss on extinguishment of debt	—	8,813		8,813
Loss on derivatives not designated as hedges		3,285		3,275
Reserve for litigation settlements	—	—	509	1,267
Loss on store closings	555	1,332	5,493	1,650
Other (income) expense, net	(5,412)	1,254	(5,669)	1,424

Income before income taxes	19,932	12,940	36,445	26,237
Income tax provision	10,383	5,904	15,609	13,870

Net income	$9,549	$7,036	$20,836	$12,367
Less loss attributable to non-controlling interest	$0	($94)	$0	($36)

Net income attributable to Dollar Financial Corp.	$9,549	$7,130	$20,836	$12,403

Net income per share
Basic	$0.40	$0.30	$0.87	$0.52
Diluted	$0.40	$0.29	$0.86	$0.50

Weighted average shares outstanding
Basic	23,941,455	24,046,559	24,058,984	24,022,458
Diluted	23,980,968	24,849,876	24,156,745	24,657,334

Pro forma Net Income Reconciliation
Pro forma net income is not an item prepared in accordance with GAAP. Pro forma net income is net income adjusted to exclude one-time charges and credits as described below and also excludes the impact of adopting ASC 470-20. Dollar presents pro forma net income as an indication of the Company’s financial performance excluding one-time and other net non-cash charges to show comparative results of its operations. Not all companies calculate pro forma net income in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to pro forma net income (dollars in thousands):
DOLLAR FINANCIAL CORP
PRO FORMA NET INCOME
(EXCLUDING ONE-TIME CHARGES AND CREDITS & EFFECTS OF ASC 470-20)
(In thousands except share and per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2009	2008	2009

Income before income taxes — as reported	$19,932	$12,940	$36,445	$26,237

Pro forma adjustments:
Adoption of ASC 470-20	2,182	2,394	4,363	4,787
Unrealized foreign exchange (gain) loss	—	(3,915)	—	3,912
Mark-to-market cross-currency swap amortization		492		856
Loss on extinguishment of debt	—	8,813	—	8,813
Loss on derivatives not designated as hedges		3,285		3,275
Reserve for litigation settlements	—	—	509	1,267
Loss on store closings	555	1,332	5,493	1,650
Write-off of acquisition costs	—	693	—	1,031

Pro forma income before income taxes	22,669	26,034	46,810	51,828
Pro forma income taxes	9,748	11,195	20,128	22,286

Pro forma net income	$12,921	$14,839	$26,682	$29,542

Pro forma effective income tax rate	43.0%	43.0%	43.0%	43.0%

Weighted average fully-diluted shares outstanding	23,980,968	24,849,876	24,156,745	24,657,334

Pro forma fully-diluted earnings per share	$0.54	$0.60	$1.10	$1.20

GAAP fully-diluted earnings per share	$0.40	$0.29	$0.86	$0.50

Adjusted EBITDA Reconciliation
Adjusted EBITDA is not an item prepared in accordance with GAAP. Adjusted EBITDA includes earnings before interest expense, income tax provision, depreciation, amortization, charges related to non-qualified stock options and restricted shares, reserves for loss on store closings, litigation settlements, and other items described below. Dollar presents Adjusted EBITDA as an indication of operating performance, as well as its ability to service its debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether Dollar’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in thousands):

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2009	2008	2009

Income before income taxes	$19,932	$12,940	$36,445	$26,237

Add:
Depreciation and amortization	4,108	5,181	8,740	9,607
Interest expense, net	10,667	12,842	22,214	24,466
Stock based compensation expense	1,575	1,928	2,728	3,839
Unrealized foreign exchange (gain) loss	—	(3,915)	—	3,912
Loss on extinguishment of debt	—	8,813	—	8,813
Loss on derivatives not designated as hedges		3,285		3,275
Reserve for litigation settlements	—	—	509	1,267
Loss on store closings	555	1,332	5,493	1,650
Write-off of acquisition costs	—	693	—	1,031
Other	(5)	(34)	(31)	(82)

Adjusted EBITDA	$36,832	$43,065	$76,098	$84,015

DOLLAR FINANCIAL CORP
UNAUDITED STORE DATA

	Three Months Ended		Six Months Ended
	December		December
	2008	2009	2008	2009
Beginning Company-Operated Stores
U.S.	418	352	467	358
Canada	402	399	419	399
U.K.	244	281	236	274

Total Beginning Company-Operated Stores	1,064	1,032	1,122	1,031

De novo Store Builds
U.S.	0	0	3	0
Canada	0	0	0	1
U.K.	8	11	15	19

Total	8	11	18	20

Acquired Stores
U.S.	2	0	2	0
Canada	0	0	0	0
U.K.	7	3	8	3

Total	9	3	10	3

Closed Stores
U.S.	2	2	54	8
Canada	1	1	18	2
U.K.	0	0	0	1

Total	3	3	72	11

Ending Company-Operated Stores
U.S.	418	350	418	350
Canada	401	398	401	398
U.K.	259	295	259	295

Total Ending Company-Operated Stores	1,078	1,043	1,078	1,043

Ending Franchise/Agent Stores
U.S.	79	14	79	14
Canada	61	62	61	62
U.K.	152	53	152	53

Total Ending Franchise/Agent Stores	292	129	292	129

Total Ending Store Count	1,370	1,172	1,370	1,172